EXHIBIT 99.1

CONTACT:

SatCon Technology Corporation®

Dan Gladkowski

VP, Administration

617-897-2411

SATCON TECHNOLOGY REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 29, 2007

Revenues increased 147% to $21 Million, the highest in SatCon’s history

Quarter end Backlog was at $47 Million, up 78% from 2006

Boston, MA – November 13, 2007 – SatCon Technology Corporation© (NASDAQ CM: SATC), a developer and supplier of power management and system architecture solutions for the alternative energy and distributed power markets, today announced its operating results for the quarter ended September 29, 2007.

“This has been another strong revenue growth quarter for SatCon,” said David Eisenhaure, President and Chief Executive Officer. “As reported last quarter, the Photovoltaic Inverter market opportunity continues to experience rapid growth and we continue to be well positioned due to the technical strength of our products.”

 Highlights:

•                              Revenues increased 147% over last year to $21.0 million.

•                              Photovoltaic Inverters represented $6.1 million or 29% of that total, a 177% increase over last year.

•                              Year-to-date, photovoltaic inverter revenues have more than doubled over last year to $13.1 million dollars.

•                              Losses from Operations declined to $1.2 million from $3.5 million in 2006

In addition to revenue increases:

•                              Sales Order backlog was approximately  $47 million at the end of the quarter, a 78% increase over last year.

•                              The sales order booking to revenue ratio has remained positive for 9 of the past 10 quarters.

•                              As a result, we expect to achieve annual revenues for 2007 on the order of  $55 million compared to 2006 annual revenues of $34 million, an increase of over 60%.

•                              We continue to expect our annual losses from operations to decline accordingly as compared to 2006. We anticipate our 4th quarter losses to be impacted by continued pressures from the weakened US dollar vs. Canadian dollar and continued R&D on new products under development and start up costs as we prepare to introduce our next generation line of inverters.

Revenues for the quarter ended September 29, 2007 were $21.0 million compared with $8.5 million in the third quarter of 2006, an increase of 147%. Revenues for the first nine months totaled $41.0 million, a 69% increase over the $24.2 million in 2006.

Revenues within the Power Systems Division in Canada increased by over 250% to $14.7 million for the quarter compared to $4.1 million in the third quarter of 2006. For the first 9 months of 2007, Revenue in Power Systems Canada was $23.5 million   a 142% increase over the  $9.7 million in 2006. In addition, the Applied Technology Division revenue recorded a third quarter growth of over 115% to $2.8 million from $1.3 million and over 80% to $6.3 million for nine months in 2007 from $3.5 million in 2006. Revenues in the Motors and Hybrid Electric Vehicle business for the nine months were up 42% to $2.7 million compared to $1.9 million in 2006. This overall revenue growth reflects the results of the company’s effort to focus on products targeted at the alternative energy and distributed power markets.

Operating Losses for the third Quarter of 2007 were $1.1 million, as compared to $3.5 million in the third quarter 2006. The losses for the first nine months of 2007 were $7.7 million as compared to $10.2 million for the same period of 2006. In addition, we experienced increased labor costs as well as increased materials costs due to the availability of materials from our supplier base to meet increased demand for photovoltaic inverters and the continued weakening of the US dollar vs. the Canadian dollar during the past two quarters. The company continued to increase direct investment spending in R&D with an increase of $0.6M to $2.2M for the first nine months of 2007, primarily to support the development of new photovoltaic products. These cost increases were partially offset by reduced SG&A expenses for the first nine months of 2007 of $0.7 million, or 7%, primarily due to a decrease in corporate costs related to legal and other fees, reduced payroll and other overhead costs.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com. SATC-E

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “will,” “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

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SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Revenue:
Product revenue	$18,266,367	$7,232,110	$34,718,439	$20,745,333
Funded research and development and other revenue	2,724,819	1,259,301	6,284,664	3,456,073

Total revenue	$20,991,186	$8,491,411	$41,003,103	24,201,406
Operating costs and expenses:
Cost of product revenue	16,148,865	7,263,847	32,564,311	19,784,845
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,989,552	1,123,566	4,658,398	3,201,650
Unfunded research and development expenses	847,743	522,073	2,170,755	1,594,974
Total research and development and other revenue expenses	$2,837,295	$1,645,639	$6,829,153	$4,796,624
Selling, general and administrative expenses	3,058,335	2,898,676	8,996,055	9,651,652
Amortization of intangibles	78,573	97,794	272,167	321,136
Gain on sale of assets held for sale	—	(209,054)	—	(399,015)
Restructuring costs	—	262,000	—	262,000
Total operating costs and expenses	$22,123,068	$11,958,902	$48,661,686	$34,417,242

Operating loss	$(1,131,882)	$(3,467,491)	$(7,658,583)	$(10,215,836)
Change in fair value of Convertible notes and warrants	(1,008,163)	(3,573,229)	(423,535)	(3,573,229)
Other (loss) income	(64,370)	(20,965)	(129,849)	42,406
Interest income	56,804	121,976	179,035	274,758
Interest expense	(496,248)	(643,460)	(1,731,954)	(831,576)
Net loss	$(2,643,859)	$(7,583,169)	$(9,764,886)	$(14,303,477)

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.06)	$(0.19)	$(0.22)	$(0.37)
Weighted average number of common shares, basic and diluted	47,841,373	39,519,376	44,035,169	39,052,834

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 29, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,504,758	$7,190,827
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $206,982 and $792,245 at September 29, 2007 and December 31, 2006, respectively	9,312,628	8,549,923
Unbilled contract costs and fees	212,819	267,247
Inventory	13,961,331	7,945,874
Prepaid expenses and other current assets	2,061,279	756,884
Total current assets	$29,136,815	$24,794,755
Property and equipment, net	2,922,890	2,783,900
Goodwill, net	704,362	704,362
Intangibles, net	892,311	1,224,488
Restricted cash	1,000,000	1,000,000
Other long-term assets	71,382	69,782
Total assets	$34,727,760	$30,577,287

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$123,219
Accounts payable	8,513,213	4,538,569
Accrued payroll and payroll related expenses	1,900,726	1,449,185
Other accrued expenses	3,714,311	2,405,447
Accrued restructuring costs	—	1,200,326
Current portion of senior secured convertible notes	4,721,154	5,500,000
Current portion of warrant liability	—	436,919
Deferred revenue	6,438,071	5,834,537
Total current liabilities	$25,287,475	$21,488,202
Redeemable convertible Series B preferred stock (345 shares issued and outstanding at September 29, 2007 and December 31, 2006, respectively; face value $5,000 per share; liquidation preference $1,725,000)	1,725,000	1,725,000
Long-term senior secured convertible notes, net of current portion	2,954,166	7,240,482
Long-term warrant liability, net of current portion	3,470,671	2,483,634
Other long-term liabilities	104,841	108,049
Total liabilities	$33,542,153	$33,045,367

Commitments and contingencies (Note H)

Stockholders’ equity (deficit):
Common stock; $0.01 par value, 100,000,000 shares authorized; 48,874,028 and 40,105,073 shares issued and outstanding at September 29, 2007 and December 31, 2006, respectively	$488,741	$401,051
Additional paid-in capital	169,185,665	156,379,193
Accumulated deficit	(168,756,724)	(158,991,838)
Accumulated other comprehensive income (loss)	267,925	(256,486)
Total stockholders’ equity (deficit)	$1,185,607	$(2,468,080)
Total liabilities and stockholders’ equity (deficit)	$34,727,760	$30,577,287